UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

(Amendment No. 3)

Registration Statement Under

THE SECURITIES ACT OF 1933

AI CONTINUUM, INC.

(Exact name of registrant as specified in charter)

Nevada	7370	99-2849310
(State or other jurisdiction	(Primary Standard Classi-	(IRS Employer
of incorporation)	fication Code Number)	I.D. Number)

#4171 – 304 S. Jones Blvd.

Las Vegas, NV, 89107

(818) 208-2091

(Address and telephone number of principal executive offices)

#4171 – 304 S. Jones Blvd.

Las Vegas, NV, 89107

(Address of principal place of business or intended principal place of business)

Mark Ollila

#4171 – 304 S. Jones Blvd.

Las Vegas, NV, 89107

(818) 208-2091

(Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

William T. Hart, Esq.

Hart & Hart, LLC

1624 Washington Street

Denver, Colorado 80203

303-839-0061

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

i

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company and an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This registration statement shall hereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933.

PROSPECTUS

AI CONTINUUM, INC.

Common Stock

By means of this prospectus, a number of our shareholders are offering to sell up to 2,200,000 shares of our common stock which they acquired in private transactions.

As of the date of this prospectus there was no public market for our common stock and a market for our common stock may not develop in the future. Until a market develops for our common stock, the shares offered by the Selling Shareholders will be sold at a price of $0.50 per share. If and when our common stock becomes quoted or listed on a recognized market, such as the OTCQB maintained by the OTC Markets Group, the shares owned by the selling shareholders may be sold at prices and terms then prevailing, at prices related to the then-current market price, or in negotiated transactions.

We will pay for the expenses of this offering which are estimated to be $40,000.

Investing in our common stock is speculative and involves a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

PROSPECTUS SUMMARY

The Offering

Between March 7, 2024 and August 31, 2025, we sold or issued 12,533,333 shares of our common stock to investors in private transactions.

By means of this prospectus, the persons who acquired these shares are offering to sell these shares to the public. We will not receive any proceeds from the sale of the common stock by the selling stockholders. See “Selling Shareholders”.

Forward-Looking Statements

This prospectus contains or incorporates by reference “forward-looking statements,” as that term is used in federal securities laws, concerning our financial condition, results of operations and business. These statements include, among others:

•statements concerning the benefits that we expect will result from our business activities; and

•statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions used in this prospectus.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied in those statements. Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied. We caution you not to put undue reliance on these statements, which speak only as of the date of this prospectus. Further, the information contained in this prospectus, or incorporated herein by reference, is a statement of our present intention and is based on present facts and assumptions, and may change at any time.

RISK FACTORS

Investors should be aware that this offering involves certain risks, including those described below, which could adversely affect the value of our common stock. We do not make, nor have we authorized any other person to make, any representation about the future market value of our common stock. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in our securities.

We have a limited operating history, and may never be profitable.

Since we have only limited operations and have an unproven business plan, it is difficult for potential investors to evaluate our business. There can be no assurance that we will be profitable or that the securities which may be sold in this offering will have any value.

Any forecasts we make concerning our operations may prove to be inaccurate. Our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in the early stage of development.

We need additional capital to implement our business plan.

We will not receive any proceeds from the sale of our common stock by the selling shareholders. We will need to obtain additional capital to implement our business plan from the sale of our securities, through loans from third parties, or from the sale of our products.  We do not know what the terms of any future capital raising may be but any future sale of our equity securities will dilute the ownership of our existing stockholders, may be at prices substantially below the market price of our common stock and may cause the market price of common stock to decline, should a market for our common stock develop in the future. Our failure to obtain the capital which we require may result in the slower implementation of our business plan.

We rely on our management team and other key personnel.

We depend on the skills, experience, relationships, and continued services of key personnel, including our management team. In addition, our ability to achieve our operating goals also depends on our ability to recruit, train, and retain qualified individuals. We compete with other companies both within and outside of our industry for talented personnel, and we may lose key personnel or fail to attract and retain additional talented personnel. Any such loss or failure could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

As of the date of this prospectus there was no market for our common stock.

As a result, you may be unable to sell your shares of our common stock.

Going Concern

We identified conditions and events that raise substantial doubt about our ability to continue as a going concern. Primarily as a result of our expected continued future losses, management has identified conditions and events that raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is contingent upon, among other factors, obtaining additional financing. In addition, in their report on our financial statements, our independent public accounting firm has included an explanatory paragraph concerning our ability to continue as a going concern.

Our Director has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and with the ability to affect adversely stockholder voting power and perpetuate control.

Our Articles of Incorporation allow our Director to issue shares of preferred stock without any vote or further action by our stockholders.  Mark Ollila, as our sole director, has the authority to fix and determine the relative rights and preferences of any preferred stock we may issue. As a result, Mr. Ollila could authorize the issuance of a series of preferred stock that would grant to holders multiple votes per share, the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management.

We do not expect to pay cash dividends on our common stock in the foreseeable future.

We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends on our common stock directly depends upon our future earnings, capital requirements, financial requirements and other factors that our Directors will consider. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the value of our common stock.

Disclosure requirements pertaining to penny stocks may reduce the level of trading activity for our common stock if and when it is publicly-traded.

Trades of the Company’s common stock, should a market ever develop, may be subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks”. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

You may have difficulty depositing your shares with a broker, if a market for our common stock ever develops, or selling shares of our common stock which you acquire in this offering.

Many securities brokers will not accept securities for deposits and will not sell securities which:

•are considered penny stocks; or

•trade in the over-the-counter market.

Further, for a securities broker which will, under certain circumstances, sell securities which fall under any or all of the categories listed above, the customer, before the securities broker will accept the shares for deposit, must often complete a questionnaire detailing how the customer acquired the shares, provide the securities broker with an opinion of an attorney concerning the ability of the shares to be sold in the public market, and pay a “legal review” fee which in some cases can exceed $1,000.

For these reasons, investors in this offering may have difficulty selling shares of our common stock.

Risks associated with being an emerging growth company

As long as we remain an Emerging Growth Company, we may take advantage of certain exemptions from various reporting and regulatory requirements that are applicable to other public companies that are not emerging growth companies. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

DETERMINATION OF OFFERING PRICE

The offering price of the shares offered by the selling shareholders ($0.50) was determined by the Company based on the price per share ($0.50) used in the Company’s agreement with Faraya LLC.  The offering price of the shares offered by the selling shareholders does not bear any relationship to the Company’s assets, net worth or other established criteria of value.  See the “Business” section of this Prospectus for information concerning the Company’s agreement with Faraya LLC.

DILUTION

As of June 30, 2025, we had a net tangible book value of approximately $0.01 per share. Until a market develops for our common stock, the shares offered by the Selling Shareholders will be sold at a price of $0.50 per share. If and when our common stock becomes quoted or listed on a recognized market, such as the OTCQB maintained by the OTC Markets Group, the shares owned by the selling shareholders may be sold at prices and terms then prevailing, at prices related to the then-current market price, or in negotiated transactions. An investor purchasing shares in this offering will suffer dilution equal in amount to the difference between the price paid for the shares and our net tangible book value at the time of purchase.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

Results of Operations

YEAR ENDED SEPTEMBER 30, 2024

We were incorporated on March 7, 2024.  As a result, a comparison of our operating results for the year ended September 30, 2024, with the year ended September 30, 2023, would not be possible.

NINE MONTHS ENDED JUNE 30, 2025

Material changes in the line items in our Statement of Loss and Comprehensive Loss for the nine months ended June 30, 2025, as compared to the same period last year are discussed below:

Item	June 30, 2025	June 30, 2024	Increase (I) or Decrease (D)	Reason
Consulting	$15,000	$34,500	(D)	Increased consulting fees during the comparative period were associated with starting the Company’s operations.
Foreign exchange	202	-	(I)	These expenses increased as a result of increased business activities, including audit and R&D.
Professional fees	23,840	7,500	(I)
Office expenses	562	341	(I)
Regulatory filings	767	4,120	(D)	Increased regulatory fees during the comparative period last year were associated with setting up the Company and its registration and incorporation costs.
Net loss	$40,371	$51,395

Liquidity and Capital Resources

As of June 30, 2025, we had cash of $65,592, which we obtained from the private sales of our common stock.

Our sources and uses of cash for the period ended September 30, 2024, were:

September 30, 2024
$
Net cash used in operating activities	(67,433)
Net cash provided by financing activities	167,000
Change in cash during the year	99,567
Effect of foreign exchange on cash	(444)
Change in cash during the period (net of foreign exchange)	99,123

During the period ended September 30, 2024, we used $67,433 to support our operations. Of this amount, we used $75,001 to cover our cash operating expenses, which were determined as $79,394 in net loss adjusted by $4,393 in non-cash transactions included in net loss. These uses of cash were offset by a $68 increase in accounts payable and a $7,500 increase in accrued liabilities.

The above operating activities were supported by $167,000 raised through financing activities, including $147,000 from the sale of common stock and $20,000 from an unsecured note payable, which bore a 10% annual interest rate and was due on demand. The note payable was settled with shares as part of the private placement financing.

Our sources and uses of cash for the nine months ended June 30, 2025 and the period from inception to June 30, 2024 were:

	Six months ended June 30, 2025	Period from inception to June 30, 2024
	$	$
Net cash used in operating activities	(33,329)	(47,433)
Net cash provided by financing activities	-	122,000
Change in cash during the period	(33,329)	74,567
Effect of foreign exchange on cash	(202)	-
Change in cash during the period (net of foreign exchange)	(33,531)	74,567

During the nine months ended June 30, 2025, we used $33,329 to support our operations. Of this amount, we used $40,169 to cover our cash operating expenses, which were determined as $40,371 in net loss adjusted by $202 in non-cash transactions included in net loss, and $160 we used to reduce accrued accounts payable. These uses of cash were partially offset by a $7,000 increase in accounts payable.

The above operating activities were supported by the cash we raised during the period ended September 30, 2024. We did not engage in any financing activities during the nine months ended June 30, 2025.

During the period from inception on March 7, 2024 to June 30, 2024, we used $47,433 to support our operations. Of this amount, we used $47,446 to cover our cash operating expenses, which were determined as $51,395 in net loss adjusted by $3,949 in share-based compensation, which was included in net loss. This use of cash was partially offset by a $13 increase in accounts payable.

The above operating activities were supported by $122,000 raised through financing activities, including $102,000 from the sale of common stock and $20,000 from an unsecured note payable, which bore a 10% annual interest rate and was due on demand. The note payable was settled with shares as part of the private placement financing.

Our projected capital requirements for the twelve months ending August 31, 2026, are:

Description	Amount

Administration	$48,000
Legal and Accounting	$70,000
Product Development	$400,000
Marketing	$100,000
Total	$618,000

The funding we require may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shareholders.   As of the date of this Prospectus, we did not have any commitments or arrangements from any person to provide us with any additional capital.

Other than as disclosed above, we do not anticipate any material capital requirements for the twelve months ending August 31, 2026.

Trends

The factors that will most significantly affect our future operating results, liquidity and capital resources will be:

•Access to capital through future sale of our common shares or debt;

•Our ability to create a product that is ready for market;

•Our ability to market our product to the correct market segment;

Other than the foregoing, we do not know of any trends, events or uncertainties that have had, or are reasonably expected to have, a material impact on:

•revenues or expenses;

•any material increase or decrease in liquidity; or

•expected sources and uses of cash.

Other than the foregoing we do not know of any trends, events or uncertainties that have had, or are reasonably expected to have, a material impact on our revenues or expenses.

Contractual Obligations

As of the date of this Prospectus, we did not have any material contractual obligations other than our requirement to issue additional shares of our common stock to Faraya LLC. See the “Business” section of this Prospectus for information concerning our agreement with Faraya LLC.

Off-Balance Sheet Arrangements

None.

Significant Accounting Policies

For a discussion of our significant accounting policies please see Note 2 to the financial statements included as part of this Prospectus.  Management has determined there were no critical accounting policies.

Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets, liabilities and contingencies at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. As a result, management is required to routinely make judgments and estimates about the effects of matters that are inherently uncertain. Actual results may differ from these estimates under different conditions or assumptions.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive business activities. For these reasons, we have disclosed in our financial statements that there is substantial doubt that we will be able to continue as a going concern without further financing.

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realized values may be substantially different from carrying values presented. Furthermore, the financial statements included in this prospectus do not reflect adjustments to the carrying values and classification of assets and liabilities that would be necessary if the Company were unable to continue as a going concern. At June 30, 2025, the Company had not yet achieved profitable operations and expects to incur further losses in the development of its business. As reflected in the accompanying financial statements, as at June 30, 2025, the Company had accumulated a deficit of $119,765. This factor, among others, raises substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern, but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances; however, there is no assurance of additional funding being available.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

BUSINESS

OVERVIEW

The Company was incorporated in Nevada on March 7, 2024. Our business objective is to create and preserve memories of loved ones through the development of interactive chatbots and avatars using artificial intelligence.

A chatbot is a computer program designed to simulate conversations with humans, typically over the internet.

An avatar is an electronic image of a person.

Our product, RMBR.ME, combines AI techniques, such as natural language processing (for text conversations), computer vision (for analyzing photos and video), speech synthesis (to recreate voices), and deep learning (to “learn” patterns) to build digital versions of loved ones - living or deceased.  By way of example, grandchildren could work with a grandparent to capture stories and photos; or a sports club could create a digital commemoration of a legendary player.

Our goal is to provide a user-friendly platform that allows individuals to preserve and interact with digital representations of their loved ones.

PRODUCTS AND SERVICES

Our primary product is RMBR.ME, an AI-powered platform that creates interactive chatbots and avatars of loved ones. The process works as follows:

1.Data Collection: Users provide a set of data sources, including photos, videos, audio recordings, text messages, social media posts, and other digital traces and information about the individual they want to preserve.

2.Data Analysis: RMBR.ME analyzes the provided data and extracts key features of the individual, such as their appearance, voice, style, personality, preferences, opinions, and emotions.

3.Avatar Generation: Our proprietary technology generates a digital avatar that resembles the individual, capable of communicating in natural language and using the provided data as a basis for generating new content and responses.

4.User Interaction: Users can access the avatar through a web or mobile app, interacting with it via text, voice, or video chat. The avatar can also initiate conversations, send reminders, give advice, or share memories, depending on the user’s preferences and settings.

Our product development consists of three phases:

1.Phase 1: Develop core technology and create and test a prototype of RMBR.ME.  This phase is completed

2.Phase 2: Launch and market the RMBR.ME product by September 30, 2025.

3.Phase 3: New product development and increase customer base. We continuously perform new product development which allows us to offer more to customers. We expect the next major product release to take place during December 2025.

Future plans include:

1.Expanding into other markets such as funeral homes, hospices, educational institutions, historical archives and elder care.

2.Developing additional AI-powered products and services for memory preservation and legacy creation.

3.Exploring partnerships with healthcare providers, elder care facilities, and relevant government agencies for potential uses of RMBR.ME.

SALES & MARKETING

We plan to reach our customers through three complementary channels and plans:

Selling to other businesses and institutions – such as funeral homes, end of life planners, hospices, and palliative care centers. They can purchase a turnkey “memory chatbot” product branded under their own name and can add custom branding, technical support, or training for extra fees. We charge a set annual fee per product and higher fees for faster support or custom features. This works because these businesses already interact with families planning end of life services, so they can introduce RMBR.ME without significant advertising. Contracts typically last one to three years, providing consistent income.

Family and Group Plans – marketed to families or close friends who want to work together to preserve a loved one’s memories. A group subscription lets up to five people interact with the memory chatbot for an annual fee of $149. Additional participants pay $10 each. One-time upgrades (e.g., narrated video collages) range from $29 to $49. This approach is affordable for families, and by allowing users to invite “guest contributors,” we gain new customers with minimal marketing cost.

Free version with optional upgrades – open to anyone curious to try a basic, text-only chatbot by uploading a photo and some background information. They can then add features: voice recreations for a small one-time fee (about $5), short video memories (around $10), or a monthly plan (about $5) for ongoing access to all voice and video capabilities. Offering a free version reduces the barrier to trying our service; once users form an emotional connection, they are more likely to pay for upgrades.

On June 30, 2025, the Company entered into a Software Development and Services Agreement with Faraya LLC.  Pursuant to the agreement, Faraya will develop a custom-made artificial intelligence platform (the “Platform”) designed for AI-powered services, including memory preservation, legacy creation, personal storytelling, and avatar-based interaction applications.

In consideration for the development of the Platform, the Company will pay to Faraya a development fee equal to $500,000 in the form of the Company’s common stock valued at $0.50 per share:

•200,000 shares were issued to Faraya on June 30, 2025;

•200,000 shares will be issued to Faraya September 30, 2025;

•200,000 shares will be issued to Faraya on December 31, 2025;

•200,000 shares will be issued to Faraya on March 31, 2026; and

•200,000 shares will be issued to Faraya on June 30, 2026.

In addition to the development fee, the Company will pay to Faraya a support fee equal to $100,000 in the form of the Company’s common stock valued at $0.50 per share.  The support fee covers all support and maintenance of the Platform through December 31, 2026.  The shares for the support fee will be issued to Faraya on December 31, 2026.

MARKET RESEARCH & POTENTIAL

The AI market is experiencing rapid growth, with significant potential in the healthcare and elder care sectors. Key market drivers include:

1.Aging population with increasing spending power

2.Growing demand for personalized healthcare and memory care solutions

3.Advancements in AI technology, particularly in natural language processing and computer vision

4.Increasing adoption of digital solutions among older adults

RESEARCH AND DEVELOPMENT; INTELLECTUAL PROPERTY

Our research and development efforts are focused on continually improving our AI algorithms, natural language processing capabilities, and avatar generation technology. We are committed to staying at the forefront of AI innovation in the memory preservation and legacy creation space.

While we do not currently own any patents or trademarks, we plan to pursue intellectual property protection for our proprietary technology and brand as we continue to develop and refine our product.

GOVERNMENTAL REGULATION

As our product deals with personal data and AI technology, we are subject to various regulations, including but not limited to:

1.Data protection and privacy laws (e.g., General Data Protection Regulation, California Consumer Privacy Act)

2.AI ethics and governance regulations

3.Potential healthcare-related regulations.

We are committed to complying with all relevant regulations and will closely monitor any changes in the regulatory landscape that may affect our business.

COMPETITION

The AI-powered memory preservation market is emerging, with potential competitors including:

1.Legacy planning and digital memorial services

2.AI chatbot and avatar creation platforms

3.Digital identity preservation services

Key factors for competition in this market include:

1.Quality and realism of AI-generated avatars

2.User experience and ease of use

3.Data privacy and security measures

4.Integration with existing digital platforms and services

We believe our focus on creating realistic, interactive digital representations of loved ones, combined with our commitment to user privacy and data security, positions us well in this competitive landscape.

Our most significant competitors are:

•Eternos;

•StoryFile; and

•You, Only Virtual, Inc.

General

Our address and telephone number are:

#4171 – 304 S. Jones Blvd.

Las Vegas, NV, 89107

(818) 208-2091

As of the date of this prospectus we had:

•No full-time and one part-time employee, including our CEO; and

•not generated any revenue.

MANAGEMENT

Name	Age	Position

Mark Ollila	55	Chief Executive Officer, Financial and Accounting Officer, Secretary, Treasurer and a Director

The following is a brief summary of the background of our sole officer and director, including his principal occupation during the five preceding years.

Mr. Ollila is a seasoned executive with a distinguished career spanning over two decades in the computer gaming, nanotechnology, internet, software, and media technology industries. Since August 1st, 2024, Mr. Ollila has a Professor of Practice role at Arizona State University. Since March 7, 2024 Mr. Ollila has been our sole officer and director.  Since April 22, 2022, Mr. Ollila has also been the Chief Executive Officer and a board member of Live Current Media Inc.  Between October 31, 2018 and April 22, 2022, he was the CEO and a director of Evasyst.  Mr. Ollila’s leadership journey includes key roles at Verve Wireless Inc., where he was Chief of Staff and VP of New Product Innovation from 2015 to 2017, overseeing new product development.  From 2006 to 2014, he was pivotal in shaping the Nokia’s services and long-term technology roadmap, starting as Director of Games Strategy and Industry Marketing and rising to Senior Director of Long Term Technology Roadmap and Innovation Portfolio.  During his tenure, he led Nokia’s first-party publishing business, as well as its video and photo sharing services, achieving a global reach in the hundreds of millions. He was also a key player in the strategic agreement between Nokia and Microsoft in 2011.In addition to his executive roles, Mark has held numerous board and advisory positions, including those with Imagine Intelligent Materials, Blind Squirrel Games, EvoNexus, Adverty, Pyze, Kadho, Kin Wellness, and the Game Developers Conference (Mobile).  He has also been involved with the Mobile Ecosystem Forum and was Chairman of the Board of Meqon Research AB, a physics middleware provider acquired by Ageia and integrated into NVIDIA PhysX.  Mr. Ollila holds a PhD in Computer Science from the Curtin University of Technology and an MBA from the London Business School.

We believe Mr. Ollila is qualified to act as a director due to his extensive experience in the media technology industry.

Our directors serve until the next annual meeting of our shareholders and until their successors have been duly elected and qualified or until they are removed. Our officers serve at the discretion of our directors.

Mr. Ollila is not independent as that term is defined in Section 803 of the NYSE MKT Company Guide.

We do not have a financial expert as that term is defined by the Securities and Exchange Commission.

Our Board of Directors does not have standing audit, nominating or compensation committees, committees performing similar functions, or charters for such committees. Instead, the functions that might be delegated to such committees are carried out by our Board of Directors, to the extent required. Our Board of Directors believes that the cost of associated with such committees, has not been justified under our current circumstances.

Given our limited operations to date, our Board of Directors believes that its current members possess sufficient knowledge and experience to fulfill the duties and obligations of an audit committee.

We do not have a Code of Ethics. We do not believe a Code of Ethics is necessary since we only have one officer.

Executive Compensation

During the year period ended September 30, 2024 and for the nine months ended June 30, 2025, we paid the following compensation to our officers:

Name	Year	Salary	Bonus	Options	Total
Mark Ollila	2024	Nil	Nil	Nil	Nil
Chief Executive Officer	2025	Nil	Nil	Nil	Nil

As of the date of this prospectus, we did not compensate any person for serving as a director.

During the twelve months ending August 31, 2026, we do not plan to compensate Mark Ollila, and Mr. Ollila plans to devote approximately 50% of his time to our business.

Transactions with Related Parties

During the period ended September 30, 2024, the Company issued 7,000,000 shares of common stock to its founder, who is also the Company’s CEO, President and sole director. These shares were valued at $7,000. During the period ended September 30, 2024, the Company paid $32,000 in consulting fees to an entity controlled by the Company’s CEO, President and sole director.

During the nine months ended June 30, 2025, the Company paid $5,000 in consulting fees to an entity controlled by the Company’s CEO, President and sole director.

PRINCIPAL SHAREHOLDERS

The following table shows the ownership, as of the date of this prospectus, of those persons owning beneficially 5% or more of our common stock and the number and percentage of outstanding shares owned by each of our directors and officers and by all officers and directors as a group. Each owner has sole voting and investment power over their shares of common stock.

Name	Shares Owned	Percent of Outstanding Shares

Mark Ollila	7,000,000	56%
All officers and directors as a group (1 person)	7,000,000	56%

SELLING SHAREHOLDERS

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the shares to be sold by means of this prospectus are referred to as the “selling shareholders”. The selling shareholders acquired their shares between March 7, 2024 and September 30, 2024, in private transactions.

We will not receive any proceeds from the sale of the securities by the selling shareholders. We will pay all costs of registering the securities offered by the selling shareholders. These costs, based upon the time related to preparing this section of the prospectus, are estimated to be $2,000. The selling shareholders will pay all sales commissions and other costs of the sale of the securities offered by them.

Selling Shareholder	Shares Owned	Shares to be Sold in this Offering	Share Ownership After Offering

Mark Ollila	7,000,000	200,000	6,800,000
Da Costa Management	333,333	200,000	133,333
Amir Vahabzadeh	1,000,000	200,000	800,000
Sam Ahdoot	1,000,000	200,000	800,000
Clementine Tang	666,667	200,000	466,667
David Jeffs	500,000	200,000	300,000
Rick Jeffs	333,333	200,000	133,333
Susan Jeffs	333,333	200,000	133,333
Tradex Capital Corp.	333,333	200,000	133,333
Scott Sigler	333,333	200,000	133,333
Amit IRA	500,000	200,000	300,000

The controlling persons of the non-individual selling shareholders are:

Name of Shareholder	Controlling Person
Da Costa Management	Joao (“John”) Da Costa
Tradex Capital Corp.	William Friesen
Amit IRA	Amit Choppa

With the exception of Mark Ollila, no selling shareholder has, or had, any material relationship with us or our officers or directors. No selling shareholder is affiliated with a broker/dealer.

PLAN OF DISTRIBUTION

The shares of common stock to be sold by the selling shareholders may be sold by means of this prospectus from time to time as market conditions permit.

As of the date of this prospectus there was no public market for our common stock and a market for our common stock may not develop in the future. Until a market develops for our common stock, the shares owned by the Selling Shareholders may be sold at a price of $0.50 per share. If and when our common stock becomes quoted or listed on a recognized market, such as the OTCQB maintained by the OTC Markets Group, the shares owned by the selling shareholders may be sold at prices and terms then prevailing, at prices related to the then-current market price, or in negotiated transactions.

In completing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither we nor the selling stockholders can presently estimate the amount of such compensation. Notwithstanding the above, no FINRA member will charge commissions that exceed 8% of the total proceeds from the sale.

The selling shareholders and any broker/dealers who act in connection with the sale of their securities may be deemed to be “underwriters” within the meaning of §2(11) of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

As of the date of this prospectus, no shareholder has entered into an agreement with a broker-dealer with respect to the shares offered by the selling shareholders. However, if any selling shareholder enters into an agreement to sell his or her securities to a broker-dealer as principal, and the broker-dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker-dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

The selling shareholders may also sell their shares pursuant to Rule 144 under the Securities Act of 1933.

We have advised the selling shareholders that they, and any securities broker/dealers or others who sell the common stock or warrants on behalf of the selling shareholders, may be deemed to be statutory underwriters and will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have also advised each selling shareholder that in the event of a “distribution” of the securities owned by the selling shareholder, the selling shareholder, any “affiliated purchasers”, and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 (“1934 Act”) until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase securities of the same class as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods”. We have also advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 300,000,000 shares of common stock. Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding common shares can elect all directors.

Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management. As of the date of this prospectus, we had not issued any shares of preferred stock.

As of the date of this Prospectus we did not have a transfer agent.

INDEMNIFICATION

The Nevada Revised Statutes and our Bylaws authorize indemnification of a director, officer, employee or agent against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, or controlling persons pursuant to these provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

Our Registration Statement is available at www.sec.gov, the website of the Securities and Exchange Commission.

At present we do not file reports with the Securities and Exchange Commission. After our Registration Statement is declared effective by the SEC, we will begin filing 10-K, 10-Q and 8-K reports with the SEC. We do not intend to send reports we file with the SEC to our security holders since these reports may be examined free of charge on the SEC’s website. Our 10-K reports will contain financial statements that have been examined and reported on with an opinion expressed by an independent certified public accountant.

Our internet address is www.aicontinuum.ai.

AI CONTINUUM INC.

INDEX TO FINANCIAL STATEMENTS

PAGE
Financial Statements

Report of independent registered public accounting firm (PCAOB ID: 7158)	F-1
Balance sheets as of September 30, 2024 and inception on March 7, 2024	F-2
Statements of operations for the fiscal period ended September 30, 2024	F-3
Statement of stockholders’ equity for the fiscal period ended September 30, 2024	F-4
Statements of cash flows for the fiscal period ended September 30, 2024	F-5
Notes to the financial statements for the fiscal period ended September 30, 2024	F-6

Condensed balance sheets as of June 30, 2025 and September 30, 2024	F-11
Condensed statements of operations for the three months ended June 30, 2025 and 2024, and for the nine months ended June 30, 2025 and the period from inception to June 30, 2024	F-12
Condensed statement of stockholders’ equity for the nine months ended June 30, 2025, and the period from inception to June 30, 2024	F-13
Condensed statements of cash flows for the nine months ended June 30, 2025, and the period from inception to June 30, 2024	F-14
Notes to the condensed financial statements for the three months ended June 30, 2025 and 2024, and for the nine months ended June 30, 2025, and the period from inception to June 30, 2024	F-15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of AI Continuum Inc

Opinion on the Financial Statements

We have audited the accompanying balance sheet of AI Continuum Inc (the “Company”) as of September 30, 2024, the related statement of operations, stockholders’ equity (deficit), and cash flows for the period March 7, 2024 (date of formation) to September 30, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2024, and the results of its operations and its cash flows for the period March 7, 2024 (date of formation) to September 30, 2024, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates. The Company did not have any critical audit matters.

/s/ BCRG Group

BCRG Group (PCAOB ID 7158)

We have served as the Company’s auditor since 2025.

Irvine, CA

August 25, 2025

AI CONTINUUM INC.

BALANCE SHEET

As at:	September 30, 2024	Inception as of March 7, 2024

ASSETS

Current assets
Cash and cash equivalents	$99,123	$-
Total assets	99,123	-

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$68	$-
Accrued liabilities	7,500	-
Total liabilities	7,568	-

STOCKHOLDERS’ EQUITY
Common stock, $0.00001 par value, 300,000,000 shares authorized; 12,333,333 shares issued and outstanding at September 30, 2024	123	-
Additional paid-in capital	170,826	-
Accumulated deficit	(79,394)	-
Total stockholders’ equity	91,555	-
Total liabilities and stockholders’ equity	$99,123	$-

The accompanying notes are an integral part of these financial statements.

AI CONTINUUM INC.

STATEMENT OF OPERATIONS

Fiscal Period Ended September 30, 2024(1)

Operating expenses
Legal and professional fees (Note 5)	$73,620
Stock-based compensation	3,949
Marketing, general and administrative	1,825
Total operating expenses	79,394

Other items
Interest expense	(223)
Forgiveness of debt	223
Net loss and comprehensive loss	$(79,394)

Net loss per common share
Basic and diluted	$0.01

Weighted average number of shares outstanding
Basic and diluted	6,119,163

The accompanying notes are an integral part of these financial statements.

AI CONTINUUM INC.

STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Deficit Accumulated	Total

Inception as of March 7, 2024	-	$-	$-	$-	$-

Issuance of founder’s shares	7,000,000	70	6,930	-	7,000
Issuance of common stock against debt	666,667	6	19,994	-	20,000
Issuance of common stock for private placement	4,666,666	47	139,953	-	140,000
Stock-based compensation	-	-	3,949	-	3,394
Net loss	-	-	-	(79,394)	(79,394)

September 30, 2024	12,333,333	$123	$170,826	$(79,394)	$91,555

The accompanying notes are an integral part of these financial statements.

AI CONTINUUM INC.

STATEMENT OF CASH FLOWS

Fiscal Period Ended September 30, 2024(1)

Cash flows used in operating activities
Net loss	$(79,394)
Adjustments to reconcile net loss to net cash used in operating activities
Accrued interest on notes payable	223
Foreign exchange loss	444
Gain on forgiveness of debt	(223)
Stock-based compensation	3,949
Changes in assets and liabilities
Accounts payable	68
Accrued liabilities	7,500
Net cash flows used in operating activities	(67,433)

Cash flows from financing activities
Issuance of common shares for cash	147,000
Cash received in exchange for notes payable	20,000
Net cash provided by financing activities	167,000

Net change in cash	99,567
Effect of foreign exchange on cash	(444)
Cash, beginning	-
Cash, ending	$99,123

Supplemental disclosures of cash flow information:
Cash paid for interest	$-
Cash paid for taxes	$-

(1) Represents the fiscal period from the Company’s inception on March 7, 2024, through September 30, 2024.

The accompanying notes are an integral part of these financial statements.

AI CONTINUUM INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

NOTE 1 - NATURE OF OPERATIONS

AI Continuum Inc. (“AI Continuum”, or the “Company”) was incorporated under the laws of the State of Nevada on March 7, 2024, and has a fiscal year-end of September 30, 2024. The Company’s corporate and business address is at 304 S. Jones Blvd, Unit 4171, Las Vegas, Nevada 89107. AI Continuum is a development company in artificial intelligence space. The Company is focused on creating and preserving memories of loved ones through the development of interactive chatbots and avatars using artificial intelligence. The Company’s product, RMBR.ME, combines cutting-edge technologies such as natural language processing, computer vision, speech synthesis, and deep learning to create realistic and expressive digital representations of loved ones.

Going concern

The accompanying audited financial statements have been prepared assuming the Company will continue as a going concern. As of September 30, 2024, the Company has not achieved profitable operations and has accumulated a deficit of $79,394. Continuation as a going concern is dependent upon the ability of the Company to obtain the necessary financing to meet obligations and pay its liabilities arising from normal business operations when they come due and ultimately upon its ability to achieve profitable operations. The outcome of these matters cannot be predicted with any certainty at this time and raises substantial doubt that the Company will be able to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern. Management intends to obtain additional funding by borrowing funds from its directors and officers, issuing promissory notes, and/or private placement of common stock.

NOTE 2 - SUMMARY OF MATERIAL ACCOUNTING POLICIES AND NEW ACCOUNTING STANDARDS

Basis of Presentation

The accompanying financial statements have been prepared using the accrual basis of accounting in accordance with generally accepted accounting principles (“GAAP”) promulgated in the United States of America. These financial statements are as of September 30, 2024, and for the period from March 7, 2024 (date of formation) to September 30, 2024. The Company’s fiscal year-end is September 30.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable, the results of which form the basis for the amounts recorded in the financial statements.

Segment Reporting

The Company currently operates in a single operating segment. Operating segments are reported in a manner consistent with the internal reporting provided to the Company’s chief operating decision maker (“the CODM”). The Company’s CODM, which is its Chief Executive Officer, views the Company’s operations and manages its business as a single operating segment, which is the development of AI software.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash or cash equivalents. The Company had cash of $99,123 as of September 30, 2024.

Income Taxes

The Company follows ASC 740, “Income Taxes” for recording the provision for income taxes.  Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of September 30, 2024, the Company had deferred tax assets related to certain net operating losses. A valuation allowance was established against these deferred tax assets at their full amount (Note 10).

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account with a financial institution. As of September 30, 2024, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The reporting amount of our cash represents fair value due to its liquid nature. As of September 30, 2024, the Company did not have any assets or liabilities measured at fair value on a recurring basis that would require disclosure based on the fair value hierarchy of valuation techniques.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share is computed similar to basic earnings per share, except the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. As of September 30, 2024, the Company had 500,000 shares stemming from granted options that were not included in diluted EPS because to do so would have been antidilutive for the period presented.

Stock-Based Compensation

The Company accounts for its stock-based compensation awards to employees and members of its Board of Directors (the “Board”) in accordance with ASC Topic 718, Compensation - Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments to employees and Board members, including grants of employee stock options, to be recognized in the statements of operations by measuring the fair value of the award on the date of grant and recognizing this fair value as stock-based compensation over the requisite service period, generally the vesting period. The Company determines the fair value of its underlying shares in accordance with the practical expedient for nonpublic entities provided in ASC 718-10-30.

The Company estimates the grant date fair value of stock option awards using the Black-Scholes option-pricing model. The use of the Black-Scholes option-pricing model requires management to make assumptions with respect to the fair value of our underlying shares, the expected term of the option, the expected volatility of our Common Stock, the risk-free interest rates and expected dividend yield of our Common Stock.

Commitments and Contingencies

The Company accounts for contingencies in accordance with ASC 450-20, Contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed. The Company is not currently involved in any legal proceedings that could require either accrual or disclosure.

Subsequent Events

For events or transactions that occur after the balance sheet date but before financial statements are issued or are available to be issued the Company considers whether recognition or disclosure in the financial statements may be required based on the guidance in ASC 855 Subsequent Events. To that extent, the Company will recognize in its financial statements the effect of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet. Further, the Company does not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date but before financial statements are issued or are available to be issued. However, certain non-recognized subsequent events may still be disclosed in order to keep the financial statements from being misleading.

Recent Accounting Pronouncements

Accounting standards that have been issued or proposed by the Financial Accounting Standards Board (“FASB”) that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosure

NOTE 3 - ACCRUED LIABILITIES

Accrued liabilities consisted of $7,500 estimated as due for audit fees.

NOTE 4 - SHARE CAPITAL

The Company was formed with one class of common stock, $0.00001 par value, and is authorized to issue 300,000,000 common shares. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they chose to do so, elect all of the directors of the Company.

During the period ended September 30, 2024, the Company had the following share issuances:

•On June 4, 2024, the Company issued 7,000,000 Common Shares to its founder, valued at $7,000 (Note 5);

•On June 25, 2024, the Company issued 666,667 Common Shares on the conversion of a $20,000 note payable at $0.03 per share (the note holder agreed to forgive the interest accumulated on the note payable, which resulted in a $223 forgiveness of debt);

•On June 25, 2024, the Company issued 3,833,333 Common Shares at $0.03 per share for total proceeds of $115,000, as part of the first round of its seed stock financing; and

•On September 25, 2024, the Company issued a further 833,333 Common Shares at $0.03 per share for total proceeds of $25,000, as part of the second round of its seed stock financing.

Stock Options

On June 1, 2024, the Company granted an option to acquire up to 500,000 shares of its common stock to a consultant. The stock option expires on May 31, 2026, and vested on June 1, 2024.

The Company recognizes the stock-based compensation expense on a straight-line basis over the requisite service period as services are performed throughout that vesting period. Stock option activity for the period was as follows:

	Number of Share Options Granted	Exercise Price
Opening balance; March 7, 2024	-	n/a
Granted during the period	500,000	$0.10
Vested and exercisable at September 30, 2024	500,000	$0.10

At September 30, 2024, the life of the option was 1.7 years.

The Company utilized the practical expedient in ASC 718-10-30 to estimate the fair value of its underlying shares.

The option granted to a consultant on June 1, 2024, was valued at $3,949. The Company used the Black-Scholes option-pricing model to estimate the fair value of share-based compensation award with the following assumptions:

June 1, 2024
Expected volatility	100%
Risk free interest rate	4.89%
Expected term	2 years
Expected rate of dividend	$0.00
Current price input	$0.03

NOTE 5 - RELATED PARTY TRANSACTIONS

During the period ended September 30, 2024, the Company issued 7,000,000 Common Shares to its founder, who is also the Company’s CEO, President and sole director. These shares were valued at $7,000.

During the period ended September 30, 2024, the Company paid $32,000 in consulting fees to an entity controlled by the Company’s CEO, President and sole director; these fees were included as part of legal and professional fees.

NOTE 6 - DEFERRED TAXES

As of September 30, 2024, the Company did not recognize any deferred tax assets or liabilities. This is primarily due to the Company’s net operating loss position and the full valuation allowance recorded against any potential deferred tax assets. Management will continue to evaluate the realizability of deferred tax assets on a periodic basis.

NOTE 7 - SUBSEQUENT EVENTS

On June 30, 2025, the Company entered into a Software Development and Services Agreement with Faraya LLC.  Pursuant to the agreement, Faraya will develop a custom-made artificial intelligence platform (the “Platform”) designed for AI-powered services, including memory preservation, legacy creation, personal storytelling, and avatar-based interaction applications.

In consideration for the development of the Platform, the Company will pay to Faraya a development fee equal to $500,000 in the form of the Company’s common stock valued at $0.50 per share:

•200,000 shares were issued to Faraya on June 30, 2025;

•200,000 shares will be issued to Faraya on September 30, 2025;

•200,000 shares will be issued to Faraya on December 31, 2025;

•200,000 shares will be issued to Faraya on March 31, 2026; and

•200,000 shares will be issued to Faraya on June 30, 2026.

In addition to the development fee, the Company will pay to Faraya a support fee equal to $100,000 in the form of the Company’s common stock valued at $0.50 per share.  The support fee covers all support and maintenance of the Platform through December 31, 2026.  The shares for the support fee will be issued to Faraya on December 31, 2026.

On July 3, 2025, the Company amended its articles of incorporation to include preferred shares in its authorized capital. As of that date, the Company is authorized to issue up to 10,000,000 preferred shares, each with a par value of $0.0001.

AI CONTINUUM INC.

CONDENSED BALANCE SHEET

As at:	June 30, 2025	September 30, 2024

ASSETS

Current assets
Cash	$65,592	$99,123
Prepaid expenses	100,000	-
Total assets	$165,592	$99,123

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7,068	$68
Accrued liabilities	7,340	7,500
Total liabilities	14,408	7,568

Commitments and contingencies (Note 6)

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; none issued and outstanding as at June 30, 2025 and September 30, 2024	-	-
Common stock, $0.00001 par value, 300,000,000 shares authorized; 12,533,333 and 12,333,333 shares issued and outstanding at June 30, 2025, and September 30, 2024, respectively	125	123
Additional paid-in capital	270,824	170,826
Accumulated deficit	(119,765)	(79,394)
Total stockholders’ equity	151,184	91,555
Total liabilities and stockholders’ equity	$165,592	$99,123

The accompanying notes are an integral part of these condensed financial statements.

AI CONTINUUM INC.

CONDENSED STATEMENT OF OPERATIONS

	Three months ended June 30,		Nine months ended June 30,
	2025	2024	2025	2024(1)

Operating expenses
Legal and professional fees (Note 5)	$28,840	$42,000	$38,840	$42,000
Stock-based compensation	-	3,949	-	3,949
Marketing, general and administrative	(469)	1,240	1,531	5,446
Total operating expenses	28,371	47,189	40,371	51,395

Other items
Interest expense	-	(223)	-	(223)
Forgiveness of debt	-	223	-	223
Net loss and comprehensive loss	$(28,371)	$(47,189)	$(40,371)	$(51,395)

Net loss per common share
Basic and diluted	$(0.00)	$(0.02)	$(0.00)	$(0.03)

Weighted average number of shares outstanding
Basic and diluted	12,333,333	2,247,253	12,333,333	1,778,261

(1) Represents the fiscal period from the Company’s inception on March 7, 2024, through June 30, 2024

The accompanying notes are an integral part of these condensed financial statements.

AI CONTINUUM INC.

CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Deficit Accumulated	Total

Inception as of March 7, 2024	-	$-	$-	$-	$-

Issuance of founder’s shares	7,000,000	70	6,930	-	7,000
Issuance of common stock against debt	666,667	6	19,994	-	20,000
Issuance of common stock for private placement	3,833,333	38	114,962	-	115,000
Subscription receivable	-	-	(20,000)	-	(20,000)
Stock-based compensation	-	-	3,949	-	3,949
Net loss	-	-	-	(51,395)	(51,395)

June 30, 2024	11,500,000	$114	$125,835	$(51,395)	$74,554

September 30, 2024	12,333,333	$123	$170,826	$(79,394)	$91,555

Issuance of common stock for services	200,000	2	99,998	-	100,000
Net loss	-	-	-	(40,371)	(40,371)

June 30, 2025	12,533,333	$125	$270,824	$(119,765)	$151,184

The accompanying notes are an integral part of these condensed financial statements.

AI CONTINUUM INC.

CONDENSED STATEMENTS OF CASH FLOWS

	Six months ended June 30, 2025	Period from Inception to June 30, 2024(1)

Cash flows used in operating activities
Net loss	$(40,371)	$(51,395)
Adjustments to reconcile net loss to net cash used in operating activities
Foreign exchange loss	202	-
Share-based compensation	-	3,949
Changes in assets and liabilities
Accounts payable	7,000	13
Accrued liabilities	(160)	-
Net cash flows used in operating activities	(33,329)	(47,433)

Cash flows provided by financing activities
Issuance of common shares for cash	-	102,000
Cash received in exchange for notes payable	-	20,000
Net cash provided by financing activities	-	122,000

Net change in cash	(33,329)	74,567
Effect of foreign exchange on cash	(202)	-
Cash, beginning	99,123	-
Cash, ending	$65,592	$74,567

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

(1) Represents the fiscal period from the Company’s inception on March 7, 2024, through March 31, 2024

The accompanying notes are an integral part of these condensed financial statements.

AI CONTINUUM INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

NOTE 1 - NATURE OF OPERATIONS

AI Continuum Inc. (“AI Continuum”, or the “Company”) was incorporated under the laws of the State of Nevada on March 7, 2024, and has a fiscal year-end of September 30, 2024. The Company’s corporate and business address is at 304 S. Jones Blvd, Unit 4171, Las Vegas, Nevada 89107. AI Continuum is a development company in artificial intelligence space. The Company is focused on creating and preserving memories of loved ones through the development of interactive chatbots and avatars using artificial intelligence. The Company’s product, RMBR.ME, combines cutting-edge technologies such as natural language processing, computer vision, speech synthesis, and deep learning to create realistic and expressive digital representations of loved ones.

Going concern

The Company’s condensed financial statements are prepared using accounting principles generally accepted in the United States of America (“US GAAP”) applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As of June 30, 2025, the Company has not achieved profitable operations and has accumulated a deficit of $119,765. Continuation as a going concern is dependent upon the ability of the Company to obtain the necessary financing to meet obligations and pay its liabilities arising from normal business operations when they come due, and ultimately upon its ability to achieve profitable operations. The outcome of these matters cannot be predicted with any certainty at this time and raises substantial doubt that the Company will be able to continue as a going concern. These condensed financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern. Management intends to obtain additional funding by borrowing funds from its directors and officers, issuing promissory notes, and/or private placement of common stock.

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The condensed financial statements of the Company have been prepared in accordance with US GAAP for interim financial information and the rules and regulations of the Securities and Exchange Commission (“SEC”). They do not include all the information and footnotes required by US GAAP for complete financial statements. Except as disclosed herein, there have been no material changes in the information disclosed in the notes to the financial statements for the year ended September 30, 2024. The condensed financial statements should be read in conjunction with the audited financial statements for the year ended September 30, 2024. In the opinion of management, all adjustments considered necessary for fair statement, consisting solely of normal recurring adjustments, have been made. Operating results for the three and nine months ended June 30, 2025, are not necessarily indicative of the results that may be expected for the year ending September 30, 2025.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable, the results of which form the basis for the amounts recorded in the financial statements.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The reporting amount of our cash represents fair value due to its liquid nature. As of September 30, 2024, the Company did not have any assets or liabilities measured at fair value on a recurring basis that would require disclosure based on the fair value hierarchy of valuation techniques.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share is computed similar to basic earnings per share, except the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. As of June 30, 2025, the Company had 500,000 shares stemming from granted options that were not included in diluted EPS because to do so would have been antidilutive for the period presented.

Recent Accounting Pronouncements

Accounting standards that have been issued or proposed by the Financial Accounting Standards Board (“FASB”) that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosure

NOTE 3 - ACCRUED LIABILITIES

Accrued liabilities consisted of $2,000 estimated as due for professional fees associated with the review of the Company’s financial statements (2024 - $7,500), and $5,340 in work in progress for legal services related to the preparation and filing of the registration statement on Form S-1.

NOTE 4 - SHARE CAPITAL

The Company was formed with one class of common stock, $0.00001 par value, and is authorized to issue 300,000,000 common shares. Voting rights are not cumulative, and, therefore, the holders of more than 50% of the common stock could, if they chose to do so, elect all of the directors of the Company.

On July 3, 2025, the Company amended its articles of incorporation to include preferred shares in its authorized capital. As of that date, the Company is authorized to issue up to 10,000,000 preferred shares, each with a par value of $0.0001.

Common stock issued during the period ended June 30, 2025:

On June 30, 2025, the Company issued 200,000 common shares pursuant to the Software Development and Services Agreement with Faraya LLC. (Note 6). These shares were valued at $100,000, and as at June 30, 2025, were recorded as prepaid expenses.

Common stock issued during the period ended June 30, 2024:

•On June 4, 2024, the Company issued 7,000,000 Common Shares to its founder, CEO, President and sole director, valued at $7,000 (Note 5);

•On June 25, 2024, the Company issued 666,667 Common Shares on the conversion of a $20,000 note payable at $0.03 per share (the note holder agreed to forgive the interest accumulated on the note payable, which resulted in a $223 forgiveness of debt); and

•On June 25, 2024, the Company issued 3,833,333 Common Shares at $0.03 per share for total proceeds of $115,000, as part of the first round of its seed stock financing; of this amount $20,000 was received by the Company subsequent to June 30, 2024.

Stock Options

The changes in the number of options outstanding for the nine months ended June 30, 2025, and for the period from inception up to September 30, 2024, are as follows:

	Number of Share Options Granted	Exercise price
Opening balance; March 7, 2024	-	n/a
Granted during the period	500,000	$0.10
Vested and exercisable at September 30, 2024 and June 30, 2025	500,000	$0.10

At June 30, 2025, the life of the options was 0.92 years.

NOTE 5 - RELATED PARTY TRANSACTIONS

During the nine months ended June 30, 2025, the Company paid $5,000 in consulting fees to an entity controlled by the Company’s CEO, President and sole director; these fees were included as part of legal and professional fees.

During the comparative period ended June 30, 2024, the Company paid $12,000 in consulting fees to an entity controlled by the Company’s CEO, President and sole director; these fees were included as part of legal and professional fees.

NOTE 6 – SOFTWARE DEVELOPMENT

On June 30, 2025, the Company entered into a Software Development and Services Agreement with Faraya LLC.  Pursuant to the agreement, Faraya will develop a custom-made artificial intelligence platform (the “Platform”) designed for AI-powered services, including memory preservation, legacy creation, personal storytelling, and avatar-based interaction applications.

In consideration for the development of the Platform, the Company agreed to pay Faraya a development fee equal to $500,000 in the form of the Company’s common stock valued at $0.50 per share:

•200,000 shares were issued to Faraya on June 30, 2025; these shares were valued at $100,000, and as at June 30, 2025, were recorded as prepaid expenses (Note 4);

•200,000 shares will be issued to Faraya on September 30, 2025;

•200,000 shares will be issued to Faraya on December 31, 2025;

•200,000 shares will be issued to Faraya on March 31, 2026; and

•200,000 shares will be issued to Faraya on June 30, 2026.

In addition to the development fee, the Company agreed to pay Faraya a support fee equal to $100,000 in the form of the Company’s common stock valued at $0.50 per share.  The support fee covers all support and maintenance of the Platform through December 31, 2026.  The shares for the support fee will be issued to Faraya on December 31, 2026.

AI CONTINUUM, INC.

PROSPECTUS

Until _________________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses payable by the Company in connection with this registration statement.

SEC Filing Fee	$168
Legal Fees and Expenses	40,000
Accounting Fees and Expenses	21,000
Miscellaneous Expenses	3,832
TOTAL	$65,000

All expenses other than the SEC filing fee are estimated.

Item 14. Indemnification of Officers and Directors

The Nevada Revised Statutes and the Company’s Bylaws provide that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company’s best interest.

Item 15. Recent Sales of Unregistered Securities.

The following lists all securities sold by the Company during the past three years:

On May 7, 2024 the Company sold 7,000,000 shares of the Company’s common stock to Mark Ollila, the Company’s sole officer and director, at a price of $0.01 per share.

On June 25, 2024, the Company issued 666,667 shares of its common stock to one person in satisfaction of debt in the amount of $20,000.

On June 25, 2024, the Company sold 3,833,333 shares of its common stock to six persons and two corporations at a price of $0.03 per share.

On September 30, 2024, the Company sold 833,333 shares of its common stock to two persons at a price of $0.03 per share.

On June 30, 2025, the Company issued 200,000 shares of its common stock to Faraya, LLC in partial payment for a Software Development and Services Agreement.

The Company relied upon the exemption provided by Section 4(a)(2) of the Securities Act of 1933 with respect to the issuance of these shares. The persons who acquired these shares were sophisticated investors and were provided full information regarding the Company. There was no general solicitation in connection with the offer or sale of these securities. The persons who acquired these shares acquired them for their own accounts. The certificates representing these shares bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration.

No commission or other form of remuneration was given to any person in connection with the issuance of these securities.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed with this Registration Statement:

3.1	Articles of Incorporation, as amended
3.2	Bylaws
5.1	Legal Opinion
10.1	Agreement with Faraya LLC
23.1	Consent of Attorneys
23.2	Consent of Accountants
107	Calculation of Filing Fee Tables

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section l0 (a)(3) of the Securities Act:

(ii)To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of l933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)If the registrant is relying on Rule 430B:

(A)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

SIGNATURES

Pursuant to the requirements of the Securities Act of l933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada on the 28th day of October, 2025.

AI CONTINUUM, INC.

By:	/s/ Mark Ollila
Mark Ollila, Chief Executive, Financial and Accounting Officer

In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Mark Ollila	Director	October 28, 2025
Mark Ollila